Exhibit 99.9

Name of Borrower: Titahotwo LP, RLLLP

LMA Account No.:

Form LMAACA

Merrill Lynch Bank USA

Pledged Collateral Account Control Agreement

1.	The Parties

The Parties to this agreement (“Agreement”) are Terry Considine (“Pledgor”), Merrill Lynch Bank USA (“MLBUSA”) and Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPFS”) and, as applicable, Merrill Lynch Trust Company, FSB (“MLTC” and, together with MLPFS, “Custodian”).

2.	The Pledged Account

Pledgor has granted MLBUSA a security interest in the following Securities account(s) (including any successor account):

(collectively, the “Account”) pursuant to a separate Merrill Lynch Loan Management Account Agreement (which is incorporated herein by reference and made a part hereof) (“LMA Agreement”) between Pledgor and MLBUSA. Terms not defined in this Agreement shall have the meanings given to them in the LMA Agreement. The term “Investment Manager” refers to the person appointed by Pledgor as the investment manager for the Account pursuant to a discretionary management contract. The term “Agent” means a person designated by Pledgor under a separate power of attorney, appointment of trustee or equivalent document on file with Custodian.

Pledgor hereby instructs Custodian to title the Account as “Terry Considine Pledged Collateral Account for Merrill Lynch Bank USA” or such other title, including abbreviations, acceptable to MLBUSA.

The purpose of this Agreement is to perfect MLBUSA’s security interest in the Account by granting MLBUSA control over the Account; however, this Agreement does not create MLBUSA’s security interest in the Account.

Pledgor has not granted a security interest in the Account to any party other than MLBUSA, except for Custodian’s custodian lien referenced in section 6 below. Custodian has not entered into a Control Agreement with respect to the Account with any other Person (other than MLBUSA pursuant to the LMA) and agrees that it will not do so while this Agreement is in effect. To the best of their knowledge, the person signing this Agreement on behalf of Custodian hereby represents that no other person, other than Pledgor, MLBUSA, any Investment Manager or Agent have any claim, lien or interest in the Account or the property in the Account.

All property in the Account will be treated as financial assets under Article 8 of the New York Uniform Commercial Code or the Uniform Commerical Code in any other applicable jurisdiction (collectively, the “UCC”), and Custodian shall be deemed to be a “Securities Intermediary” for the purposes of Articles 8 and 9 of the UCC.

3.	Control by MLBUSA

Custodian agrees to comply with any instructions it receives from MLBUSA at any time, including, but not limited to, to transfer, sell, close open trades, redeem or otherwise liquidate any financial assets or other property in the Account (including instructions to transfer property directly to, or into an account in the name of, MLBUSA), without further consent by Pledgor.

4.	Pledgor’s Authority over Account

Except as otherwise provided in section 5, (I) Custodian may comply with trading instructions from Pledgor as well as any Investment Advisor or Agent without further consent by MLBUSA and Pledgor is permitted to receive all interest and regular cash dividends earned on assets in the Account monthly and (II) Custodian may complete and execute transactions in the Account initiated by Pledgor (including but not limited to Visa card purchases and cash advances, electronic funds transfers, Fedwires, and check writing). Notwithstanding the foregoing, Pledgor agrees that such transactions are permitted as long as the Value of the Collateral remaining in the Account and the Collateral Account following any such transaction continues to satisfy the Maintenance Requirement and applicable securities credit regulations. In addition, Pledgor also may purchase, sell or substitute Collateral in the Account if the Value of the Collateral remaining in the Account after the purchase, sale or substitution continues to satisfy the Maintenance Requirement and applicable securities credit regulations. Pledgor agrees not to execute any transaction in the Securities Account if, following the transaction, the Account will not be in compliance with the Maintenance Requirement and applicable securities credit regulations. Pledgor also agrees that transactions made in the Account or Collateral Account may be reversed if the transaction would result in a breach of this Agreement. Custodian has no obligation to ensure that Pledgor complies with the requirements of the LMA Agreement.

If there is an Investment Manager or Agent with respect to an Account, MLBUSA agrees that assets in the Account are subject to Pledgor’s agreement with the Investment Manager or Agent and that the periodic payment of normal advisory and service fees from assets in the Account pursuant to such an agreement is permitted without the consent of MLBUSA.

5.	Notice of Exclusive Control

In the event that Pledgor breaches any provision of or is in default under the terms of the LMA Agreement, MLBUSA may at any time deliver to Custodian a “Notice of Exclusive Control” in such form as may be agreed to by MLBUSA and Custodian from time to time. Upon receipt of such notice by the Custodian, Custodian shall prohibit the Pledgor from executing any transactions in the Account. To the extent possible, Custodian shall use reasonable efforts to terminate transactions pending in the Account at the time Custodian receives the Notice of Exclusive Control, however, Custodian’s failure to terminate any such transactions shall not result in any liability whatsoever to Custodian.

6.	Priority of MLBUSA’s Security Interest

So long as this Agreement is in effect, Custodian subordinates in favor of MLBUSA any security interest, lien, or right of setoff it may have, now or in the future, against property in the Account, except that Custodian will retain a prior lien on property in the Account to secure payment for property purchased for the Account and to collect normal commissions and fees for the Account.

7.	Duplicate Statements and Confirmations

MLBUSA will be sent duplicate copies of periodic account statements and trade confirmations for the Account if MLBUSA so requests.

8.	Responsibility and Protection of Custodian

Except for permitting a transfer of property from the Account in violation of the provisions of section 5 above, Custodian will not be liable to MLBUSA for complying with instructions from Pledgor that are received by Custodian before Custodian receives a Notice of Exclusive Control in accordance with provisions of section 5 above.

Custodian will not be liable to Pledgor for complying with a Notice of Exclusive Control or any instructions from MLBUSA.

Custodian has no duty to investigate whether MLBUSA is authorized under the Security Agreement to give any instruction or Notice of Exclusive Control.

Pledgor hereby agrees to indemnify and hold harmless Custodian, its officers, directors, trust officers, employees and agents, and any Investment Manager or Agent, against claims, liabilities and expenses arising out of maintenance of the Account pursuant to this Agreement (including reasonable attorneys’ fees), except if such claims, liabilities or expenses are caused by Custodian’s gross negligence or willful misconduct.

MLBUSA hereby agrees to indemnify and hold harmless Custodian, its officers, directors, employees and agents, and any Investment Manager or Agent, against claims, liabilities and expenses arising out of Custodian’s compliance with instructions from MLBUSA with respect to the Account (including reasonable attorneys’ fees), except if such claims, liabilities or expenses are caused by Custodian’s gross negligence or willful misconduct.

This Agreement does not create any obligations for Custodian except for those expressly set forth in this Agreement.

9.	Termination; Survival

MLBUSA may terminate this agreement by notice to Custodian and Pledgor. Upon notification by MLBUSA to Custodian that MLBUSA’s security interest in the Account has terminated, this Agreement will automatically terminate. Section 8 above, “Responsibility and Protection of Custodian” will survive termination of this agreement.

10.	Governing law

This agreement and the Account will be governed by the laws of the State of New York.

11.	Effect of Agreement

Pledgor and MLBUSA acknowledge that this Agreement supplements Pledgor’s account agreement or advisory agreement, as applicable, with Custodian with respect to the Account and does not abridge any rights that Custodian might otherwise have except as provided in section 6 above. If there is any inconsistency between this Agreement on the one hand, and the account agreement and/or advisory agreement on the other hand, this Agreement shall control.

If Pledgor has opted for the overdraft payment feature under the LMA Agreement, the Pledgor and Custodian agree that the terms of Pledgor’s account agreement and/or advisory agreement with Custodian are hereby amended such that an overdraft in the Account shall not be deemed to be a default under the Pledgor’s Account agreement with Custodian if the amount of the overdraft is fully paid by means of an Advance from the MLBUSA Loan Management Account secured by the Account.

The Parties further acknowledge that there are no other understandings or agreements with Custodian concerning the Account except for this Agreement, the Securities account agreement, the advisory agreement, if any, and related disclosures and any agreement between the Investment Manager or Agent with respect to the Account.

12.	Amendments

No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

13.	Severability

To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

14.	Successors and Assigns

A successor to or assignee of MLBUSA’s rights and obligations under the security agreement between MLBUSA and Pledgor will succeed to MLBUSA’s rights and obligations under this Agreement.

15.	Counterparts

This Agreement may be executed in counter parts all of which shall be considered a single agreement.

PLEDGOR:

Signature:	/s/ Terry Considine	Signature:
Print Name:	Terry Considine	Print Name:
Title:		Title:

Signature:		Signature:
Print Name:		Print Name:
Title:		Title:

If Pledgor is a business or trust, the legal name of the Pledgor is:

[MERRILL LYNCH SIGNATURES ON FOLLOWING PAGE]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Terrie Lesnor
Print Name:	Terry Lesnor
Title*:	CRM

*Financial Advisors are not authorized signatories of MLPF&S. All MLPF&S representatives must have Series 8 or 9/10 and Series 63 or 66 registrations.

MLPF:

MERRILL LYNCH PRIVATE FINANCE LLC f/k/a
MERRILL LYNCH PRIVATE FINANCE INC.

By:	/s/
Print Name:
Title: